Exhibit 99.1

SG Blocks, Inc. Announces Capital Raise of $1 Million

 New York, N.Y., January 2, 2013 – SG Blocks, Inc. (the “Company”) (OTCQB: SGBX), a New York based provider of code engineered cargo shipping containers modified for use in safe and green construction, today announced that on December 28, 2012, it completed the sale of $1,120,000 in 8% Original Issue Discount Senior Secured Convertible Debentures Due July 1, 2014, for a subscription amount of $1,000,000 in a private placement transaction, under the terms of a securities purchase agreement with Hillair Capital Investments L.P. pursuant to which the Company is seeking to raise up to $1,750,000.   The Debentures are convertible into shares of the Company's common stock at an initial conversion price of $0.43 per share, which is subject to adjustment.  In addition, the Company also issued a warrant to Hillair Capital Investments L.P to purchase 2,604,651 shares of the Company’s common stock. The warrants have an exercise price of $0.4488 per share, subject to adjustment, and are exercisable for a term of five years. The warrants are exercisable at any time on or after June 27, 2013 until the expiration of their term.

The securities offered in the private placements have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.  This press release is neither an offer to sell nor a solicitation to buy any of their securities.

Further details of the offering will be available in the Form 8-K to be filed with the Securities and Exchange Commission by the Company and all of the transaction documents will be attached to the Form 8-K.

About SG Blocks, Inc.

Since its inception, the Company has advanced and promoted the use of code engineered cargo shipping containers in safe and “green” construction and developed and implemented the technology to break away from standardized container-construction while maintaining reduced costs.

Media/Investor Relations Contact:

Jennifer Strumingher
Chief Administrative Officer
(646) 747-2423

Cautionary Note Regarding Forward-Looking Statements: Information in this press release that involves the expectations, plans, intentions or strategies of the Company regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this release, they are identified by references to dates after the date of this release and words such as "will," "remains," "to be," "plans," "believes," "may," "expects," "intends," and similar expressions. Factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, but are not limited to, the timing and successful completion of the Offering.  The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.